The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2008

Pricing Supplement No. 2008 – MTNDD333 Dated                     , 2008

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$                     principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Principal-Protected Notes Linked to the Consumer Price Index Due 2013

•

The notes bear interest at a fixed rate of 8.00% per annum for the first quarterly interest period only. Thereafter, the notes will bear interest at a variable rate which may be zero, but will not be less than zero. The interest rate applicable to any quarterly interest period after the first interest period will be determined based on the year-over-year percentage change in the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, which we refer to as the Consumer Price Index or CPI. Interest on the notes, if any, is payable quarterly on the      day of each March, June, September and December, beginning on December     , 2008 and ending on the maturity date.

•	The notes will mature on , 2013. You will receive at maturity, for each US$1,000 principal amount of notes you hold, an amount in cash equal to US$1,000 plus any accrued and unpaid interest.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will purchase the notes from Citigroup Funding at a price of US$1,000 per note and expects to sell the notes to the public, directly or through certain dealers, in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive a concession of not more than US$12.50 for each US$1,000 note they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of US$12.50 for each US$1,000 note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution” in this pricing supplement for more information.

We expect that delivery of the notes will be made against payment therefor on or about                     , 2008. If the notes will not settle in T+3, purchasers who wish to trade the notes on the pricing date or the next      business day(s) will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Notes Linked to the Consumer Price Index Due 2013. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are variable interest rate securities issued by Citigroup Funding that have a maturity of approximately five years. The notes pay an amount at maturity equal to US$1,000 per note and pay quarterly interest payments. The notes bear interest at a rate of 8.00% per annum for the first interest period only. Thereafter, the interest rate on the notes will vary and could be zero. The interest rate for each quarterly interest period after the first interest period will depend on the percentage change in the CPI from its level fifteen calendar months prior to the relevant payment month (as described below) to its level three calendar months prior to the relevant payment month (as described below). For example, the interest rate applicable for the quarterly period ending in the payment month of March 2009 will depend on the percentage change in the CPI from its level in December 2007 to its level in December 2008. 2.50% will be added to the percentage change in the year-over-year CPI level to determine the interest rates for each of the relevant interest periods.

The notes mature on                     , 2013 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of any payments due under the notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Each note represents a principal amount of US$1,000. You may transfer the notes only in units of US$1,000 and integral multiples of US$1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

What Does “Principal Protected” Mean?

“Principal protected” means that your principal investment in the notes will be returned to you, subject to the issuer’s creditworthiness, if the notes are held until maturity, regardless of the year-over-year percentage change in the level of the CPI. However, because the notes are not principal protected prior to maturity, you may receive less than your initial investment if you sell your notes in the secondary market prior to maturity. See “Risk Factors Relating to the Notes” for further information.

Will I Receive Interest on the Notes?

The notes bear interest at a rate of 8.00% per annum for the first interest period only. Thereafter, the interest payable on the notes will vary and may be zero. We expect to pay interest, if any, in cash quarterly on the              day of each March, June, September and December, commencing on December             , 2008 and ending on the maturity date. We refer to each of these quarterly payment dates as an interest payment date and to a calendar month including an interest payment date as a payment month. Each quarterly period from and including the issue date or an interest payment date to and including the day immediately preceding the next interest payment date we refer to as an interest period.

Each note will pay interest, if any, on a relevant interest payment date, calculated by the calculation agent on a relevant determination date, as follows:

US$1,000 x Interest Rate x (Actual Number of Calendar Days in Relevant Interest Period ÷ 365)

The interest rate for the first interest period will equal 8.00% per annum.

The interest rate for any interest period after the first interest period will equal the following:

Inflation Rate + 2.50%

provided that the interest rate will not be less than zero. No interest will accrue on the notes in any interest period after the first interest period in which the inflation rate is less than or equal to –2.50%. If the inflation rate is less than or equal to –2.50% in every interest period after the first interest period, the interest paid on the notes will be zero.

The inflation rate, for any relevant interest period, will equal the following:

Ending Level of the CPI – Starting Level of the CPI

Starting Level of the CPI

The starting level of the CPI for each interest period will equal the CPI level for the calendar month that is fifteen calendar months prior to the relevant payment month, as reported by Bloomberg on Page “CPURNSA,” or any substitute page, on the relevant determination date.

The ending level of the CPI for each interest period will equal the CPI level for the calendar month that is three calendar months prior to the relevant payment month, as reported by Bloomberg on Page “CPURNSA,” or any substitute page, on the relevant determination date.

An interest payment date means the              day of each March, June, September and December, commencing on December             , 2008 and ending on the maturity date, on which we expect to pay interest if any has accrued.

An interest period means each quarterly period from and including the issue date or an interest payment date to and including the day immediately preceding the next interest payment date.

A payment month means a calendar month that includes an interest payment date.

A determination date means the date that is five business days prior to any interest payment due. The determination date for the first interest payment date is                     , 2008.

In calculating the starting level of the CPI and the ending level of the CPI, the calculation agent will use the most recently available level of the CPI, determined as described above, on the relevant determination date, even if such level has been adjusted from a previously reported level for the relevant payment month. However, if a starting level of the CPI or an ending level of the CPI used by the calculation agent on any determination date to determine the interest rate on the notes is subsequently revised by the U.S. Bureau of Labor Statistics, the interest rate determined on such determination date will not be revised.

For more specific information about the “interest rate,” “interest payment dates,” “interest periods,” “payment months,” a “determination date” and the “inflation rate,” please see “Description of the Notes—Interest” in this pricing supplement.

What Will I Receive at Maturity of the Notes?

The notes will mature on                     , 2013. You will receive at maturity, for each US$1,000 principal amount of notes you hold, an amount in cash equal to US$1,000 plus any accrued and unpaid interest.

Where Can I Find Examples of Hypothetical Historical Interest Rates?

For examples of hypothetical historical interest rates, see “Description of the Notes—Hypothetical Historical Interest Rate Examples” in this pricing supplement.

What Will I Receive if I Sell the Notes Prior to Maturity?

You will receive 100% of the principal amount of your notes only if you hold the notes at maturity. If you choose to sell your notes before maturity, you are not guaranteed and should not expect to receive the full principal amount of the notes you sell. You should refer to the sections “Risk Factors Relating to the Notes—No Principal Protection Unless You Hold the Notes to Maturity,” “—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” and “—You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop” in this pricing supplement for further information.

Who Publishes the CPI and What Does It Measure?

Unless otherwise stated, all information on the CPI provided in this pricing supplement is derived from the U.S. Bureau of Labor Statistics or other publicly available sources. The CPI is published monthly by the U.S. Bureau of Labor Statistics and is a measure of the average change in consumer prices over time in a fixed market basket of goods and services. This market basket includes food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The U.S. Bureau of Labor Statistics periodically updates the contents of the market basket of goods and services, and the weights assigned to the various items, to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100. For example, if the CPI for the 1982-to-1984 base reference period is 100, an increase of 1% from that period would be shown as 101, and a decrease of 1% from that period would be shown as 99. The CPI level for a particular month is released and published during the following month by the U.S. Bureau of Labor Statistics and is reported by Bloomberg on Page “CPURNSA” and by other news services.

The notes represent obligations of Citigroup Funding only. The U.S. Bureau of Labor Statistics is not involved in any way in this offering and has no obligation relating to the notes or the holders of the notes.

How Has the CPI Performed Historically?

We have provided a table showing the level of the CPI for each month from January 2003 through July 2008 and a graph showing the level of the CPI for each month from January 1986 through July 2008, as reported by Bloomberg. You can find the table and the graph in the section “Description of the CPI—Historical Data on the Consumer Price Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the CPI in recent years. However, past performance is no indicator of how the CPI will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes—The Historical Performance of the CPI Is Not an Indication of the Future Performance of the Index” in this pricing supplement.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, linked to the CPI or the commodities, products or services included in the CPI market basket. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement, and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

Payments of stated interest on the notes will be taxable as ordinary interest income at the time that such payments are accrued or are received (in accordance with the holder’s method of tax accounting). Upon the sale or other taxable disposition of a note, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on such disposition and such holder’s tax basis in such note. Such gain or loss generally will be long-term capital gain or loss if the holder has held the note for more than one year at the time of disposition.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding and Citigroup Inc.’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the sections “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them.

What Is the Role of Citigroup Funding and Citigroup Inc.’s Affiliate, Citigroup Financial Products?

Our affiliate Citigroup Financial Products will act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Financial Products as calculation agent and you as a holder of the notes.

Are There Any Risks Associated with My Investment?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the level of the CPI, and other events that are difficult to predict and beyond our control.

The Amount of Interest Payable on the Notes After the First Interest Period Will Vary and May Be Zero

The interest rate for all quarterly interest periods after the first interest period is a floating rate dependent on the year-over-year percentage change in the level of the CPI. The amount of interest you accrue on the notes in any interest period after the first interest period will decrease if any prior year-over-year increase in the CPI is reduced. In addition, you will not accrue any interest on the notes at all in any interest period after the first interest period in which the year-over-year percentage change in the level of the CPI is less than or equal to –2.50%. If this is true in every interest period after the first interest period, the interest paid on the notes after the first interest period will be zero.

No Principal Protection Unless You Hold the Notes to Maturity

You will be entitled to receive at least the full principal amount of your notes only if you hold the notes to maturity. The market value of the notes may fluctuate, and because the notes are not fully principal protected prior to maturity, you may receive less than your initial investment if you sell your notes in the secondary market prior to maturity.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

After the first interest period, the notes bear interest, if any, quarterly at the variable rate, which may be positive or zero. As a result, if the average of the interest rates for each interest period during the term of the notes is less than             % per annum, the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply of and demand for the notes, the level of the CPI and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Volatility of the CPI. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the CPI changes during the term of the notes, the market value of the notes in the secondary market may decrease.

Level of the CPI. A decrease in the level of the CPI will likely result in a decrease in the interest rate paid on your notes, if any, and therefore the value of your notes. The level of the CPI will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the urban market for consumer goods and services that comprise the CPI market basket. The hedging activities of Citigroup Funding’s affiliates and other trading activities of Citigroup Funding’s affiliates and other market participants can also affect the value of the commodities, products or services included in the CPI market basket and thus the level of the CPI.

Changes in the CPI. There can be no assurance that the U.S. Bureau of Labor Statistics will not alter the methodology it uses in calculating the CPI. Any changes in this methodology could reduce the level of the CPI and thus lower the interest paid on the notes. Additionally, in calculating the year-over-year percentage change in the level of the CPI, the notes incorporate an approximate three-month lag, which may have an impact on the market value of the notes, particularly in periods of significant, rapid changes in the CPI. Finally, if the CPI is discontinued or substantially altered, a substitute index may be employed to calculate interest payable on the notes, which may adversely affect the market value of the notes.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of the CPI the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the level of the CPI during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, thereby increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in instruments, such as options, swaps or futures, linked to the CPI, or other similar measures, or the commodities, products or services included in the CPI market basket. This hedging activity could affect the level of the CPI and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Consumer Price Index Is Not an Indication of Future Performance

The historical performance of the CPI, which is included in this pricing supplement, should not be taken as an indication of the future performance of the CPI during the term of the notes. Changes in the level of the CPI will affect the market value of the notes, but it is impossible to predict whether the level of the CPI will rise or fall.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citigroup Financial Products Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Financial Products, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Financial Products’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus and prospectus supplement.

General

The Principal-Protected Notes Linked to the Consumer Price Index Due 2013 (the “Notes”) are variable interest rate securities issued by Citigroup Funding that have a maturity of approximately five years. The Notes pay an amount at maturity equal to US$1,000 per Note and pay quarterly interest payments. The Notes bear interest at a rate of 8.00% per annum for the first interest period only. Thereafter, the Interest Rate on the Notes will vary and could be zero. The Interest Rate for each quarterly Interest Period after the first Interest Period will depend on the percentage change in the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “Consumer Price Index” or “CPI”) from its level fifteen calendar months prior to the relevant Payment Month to its level three calendar months prior to the relevant Payment Month. For example, the interest rate applicable for the quarterly period ending in the payment month of March 2009 will depend on the percentage change in the CPI from its level in December 2007 to its level in December 2008. 2.50% will be added to the percentage change in the year-over-year CPI level to determine the interest rates for each of the relevant interest periods.

The Notes are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus and any payments due under the Notes are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be US$                     (     Notes). The Notes will mature on                     , 2013, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Notes, including any payment of principal, will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of US$1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Payment at Maturity

The Notes will mature on                     , 2013. You will receive at maturity, for each US$1,000 principal amount of Notes you hold, an amount in cash equal to US$1,000 plus any accrued and unpaid interest.

Interest

The Notes bear interest at a rate of 8.00% per annum for the first interest period only. Thereafter, the interest payable on the Notes will vary and may be zero. We expect to pay interest, if any, in cash quarterly on the                      day of each March, June, September and December, commencing on December     , 2008 and ending on the maturity date. We refer to each of these quarterly payment dates as an Interest Payment Date and to a calendar month including an Interest Payment Date as a Payment Month. Each quarterly period from and including the issue date or an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date we refer to as an Interest Period.

Each Note will pay interest, if any, on a relevant Interest Payment Date, calculated by the calculation agent on a relevant Determination Date, as follows:

US$1,000 x Interest Rate x (Actual Number of Calendar Days in Relevant Interest Period ÷ 365)

The Interest Rate for the first Interest Period will equal 8.00% per annum.

The Interest Rate for any Interest Period after the first Interest Period will equal the following:

Inflation Rate + 2.50%

provided that the Interest Rate will not be less than zero. No interest will accrue on the Notes in any Interest Period after the first Interest Period in which the Inflation Rate is less than or equal to –2.50%. If the Inflation Rate is less than or equal to –2.50% in every Interest Period after the first Interest Period, the interest paid on the Notes will be zero.

The Inflation Rate, for any relevant Interest Period, will equal the following:

Ending Level of the CPI – Starting Level of the CPI

Starting Level of the CPI

The Starting Level of the CPI for each Interest Period will equal the CPI level for the calendar month that is fifteen calendar months prior to the relevant Payment Month, as reported by Bloomberg on Page “CPURNSA,” or any substitute page, on the relevant Determination Date.

The Ending Level of the CPI for each Interest Period will equal the CPI level for the calendar month that is three calendar months prior to the relevant Payment Month, as reported by Bloomberg on Page “CPURNSA,” or any substitute page, on the relevant Determination Date.

An Interest Payment Date means the                      day of each March, June, September and December, commencing on December     , 2008 and ending on the maturity date, on which we expect to pay interest, if any has accrued.

An Interest Period means each quarterly period from and including the issue date or an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date.

A Payment Month means a calendar month that includes an Interest Payment Date.

A Determination Date means the date that is five Business Days prior to any Interest Payment Date. The Determination Date for the first Interest Payment Date is                     , 2008.

In calculating the Starting Level of the CPI and the Ending Level of the CPI, the calculation agent will use the most recently available level of the CPI, determined as described above, on the relevant Determination Date, even if such level has been adjusted from a previously reported level for the relevant Payment Month. However, if a Starting Level of the CPI or an Ending Level of the CPI used by the calculation agent on any Determination Date to determine the Interest Rate on the Notes is subsequently revised by the U.S. Bureau of Labor Statistics, the Interest Rate determined on such Determination Date will not be revised.

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the following Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

Discontinuance of the Consumer Price Index

If the U.S. Bureau of Labor Statistics discontinues production of the CPI, or the CPI is substantially altered, the Calculation Agent will determine the level of the CPI applicable to a relevant Interest Period and any subsequent Interest Period by reference to (a) the substitute index chosen by the Secretary of the Treasury for the United States Department of the Treasury’s Inflation-Protected Securities, as described in Appendix B, Section I, Paragraph B.4 of Part IV of 69 Federal Register, No. 144 (July 28, 2004), or (b) if no such index is chosen by the Secretary of the Treasury, the substitute index determined by the Calculation Agent, in its sole discretion, to be fair and reasonable under the circumstances.

If the Calculation Agent, in its sole discretion, determines that the CPI is discontinued or substantially altered and there is no substitute index, or that the index level for any relevant Interest Period is not available for any other reason, the Calculation Agent will determine the index level for such Interest Period by a computation methodology that the Calculation Agent determines will replicate the CPI as closely as reasonably possible under the circumstances. For the avoidance of doubt, however, if the base reference period of the CPI is changed to a different base reference period and the 36-month base reference period encompassing the years 1982 to 1984 is no longer used, the base reference period will continue to be the 1982-to-1984 base reference period so long as the index with the 1982-to-1984 base reference period continues to be published.

Upon any selection by the Calculation Agent of a substitute index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the substitute index to the registered holders of the Notes.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc., the trustee and the beneficial owners of the Notes, absent manifest error.

Hypothetical Historical Interest Rate Examples1

The following table sets forth hypothetical historical per annum interest rates, for the period from March 2003 through September 2008, created using actual historical data on the CPI, as reported by Bloomberg. Each of the hypothetical historical per annum interest rates below assumes 2.50% added to the Inflation Rate. The hypothetical historical per annum interest rates should not be taken as an indication of the future performance of the Interest Rate during the term of the Notes or what the value of the Notes may be. Any historical upward or downward trend in the hypothetical historical per annum interest rate during any period set forth below is not an indication that the Interest Rate is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
March	4.877%	4.379%	5.756%	5.916%	5.041%	6.581%
June	5.520%	4.237%	5.648%	5.863%	5.279%	6.481%
September	4.612%	5.766%	5.030%	6.819%	5.187%	7.522%
December	4.820%	5.038%	7.187%	4.562%	5.255%

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date

[1]	To determine the hypothetical historical monthly interest rate based on such hypothetical historical per annum rate, you must divide the hypothetical historical per annum interest rate by approximately 12.

through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount due. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Financial Products. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the Calculation Agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Notes. Citigroup Financial Products is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE CONSUMER PRICE INDEX

General

Unless otherwise stated, we have derived all information regarding the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers provided in this pricing supplement, including its composition and method of calculation, from the U.S. Bureau of Labor Statistics (“BLS”), an agency within the United States Department of Labor, and other publicly available sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, BLS. BLS is under no obligation to continue to produce, and may discontinue or suspend the production of, the CPI at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the CPI.

BLS began calculating and publishing the CPI in January 1978 and currently releases thousands of detailed CPI numbers each month. The CPI level for a particular month is published during the following month. The index is a measure of the average change over time in the prices of a market basket of consumer goods and services, representing the buying habits of residents of urban or metropolitan areas in the United States. This sampling of the urban or metropolitan consumers represents approximately 87% of the total U.S. population, and it excludes the spending patterns of persons living in rural non-metropolitan areas, farm families, persons in the armed forces and those in institutions, such as prisons or mental hospitals.

The CPI market basket is created from detailed expenditure information provided by families and individuals on what they actually bought during certain periods of time. The current CPI uses information collected from the Consumer Expenditure Survey during 2001 and 2002. For each of those years, approximately 10,000 families in the United States provided information on their expenditures in quarterly interviews. For information on frequently purchased items, such as food and personal care products, another 7,500 families kept diaries listing everything they purchased during a two-week period. The eight major groups of goods and services included in the CPI basket are food and beverages, housing, apparel, transportation, medical care, recreation, education and communication and other goods and services. The CPI excludes taxes that are not directly associated with the purchase of consumer goods and services, as well as investment items.

To assess market prices for the goods and services included in the CPI market basket, BLS data collectors visit or call thousands of retail stores, service establishments, rental units and doctors’ offices to obtain price information on thousands of items each month. During each visit or call, the data collectors gather price information on a specific good or service that was specifically defined during an earlier visit. If that item is still available, the data collector records the price. If that item is no longer available or there have been changes to its quality or quantity since the last time prices were collected, the data collector selects a new item or records the quality change relating to the current item. The recorded price information is then sent to BLS where commodity specialists, who have detailed knowledge of the particular goods or services priced, review the data for accuracy and consistency and seek, through complex adjustments based on statistical analysis, to prevent changes in the quality of items from affecting the CPI’s measurement of price change.

Price changes for the goods or services included in the CPI market basket are averaged together with weights, which represent their importance in the expenditures of U.S. urban households on consumer goods and services. BLS periodically updates the goods and services included in the CPI market basket, as well as the weights assigned to the various items, to account for changes in broader consumer spending patterns.

Any changes in the prices of the goods or services included in the CPI market basket is then compared to a reference base, which is the average index level (representing the average price level) for the 36-month period covering the years 1982, 1983 and 1984 and which is set at 100. A positive index level change of 1 signifies a 1% increase in prices since the reference period, while a negative index level change of 1 signifies a 1% decrease in prices since the reference period.

The Notes are linked to the non-seasonally adjusted CPI. Consequently, there is no elimination of the effect of changes that tend to occur at the same time and with approximately the same magnitude each year (e.g., those changes relating to holidays or climate patterns).

The Notes represent obligations of Citigroup Funding only. BLS is not involved in any way in this offering and has no obligation relating to the Notes or the holders of the Notes.

Historical Data on the Consumer Price Index

The following table sets forth the CPI levels in the period from January 2003 through July 2008, as reported by Bloomberg. The historical data on the CPI are not indicative of the future performance of the CPI or what the value of the Notes may be. Any historical upward or downward trend in the CPI during any period set forth below is not any indication that the CPI is more or less likely to increase or decrease at any time over the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	181.7	185.2	190.7	198.3	202.416	211.080
February	183.1	186.2	191.8	198.7	203.499	211.693
March	184.2	187.4	193.3	199.8	205.352	213.528
April	183.8	188.0	194.6	201.5	206.686	214.823
May	183.5	189.1	194.4	202.5	207.949	216.632
June	183.7	189.7	194.5	202.9	208.352	218.815
July	183.9	189.4	195.4	203.5	208.299	219.964
August	184.6	189.5	196.4	203.9	207.917
September	185.2	189.9	198.8	202.9	208.490
October	185.0	190.9	199.2	201.8	208.936
November	184.5	191.0	197.6	201.5	210.177
December	184.3	190.3	196.8	201.8	210.036

The following graph shows the CPI levels in the period from January 1986 through July 2008, using historical data as reported by Bloomberg. Past movements of the CPI are not indicative of future levels of the CPI.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations material to the purchase, ownership and disposition of the Notes. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is a holder or a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

Payments of Interest. Payments of stated interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with such U.S. Holder’s method of tax accounting).

Purchase, Sale and Retirement of Notes. Upon the sale, exchange or retirement (including an exercise of our call right) of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued stated interest, which will be taxable as such) and the U.S. Holder’s tax basis in such Note. A U.S. Holder’s tax basis in a Note generally will equal the cost of such Note to such holder. Gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information returns may be required to be filed with the Internal Revenue Service (“IRS”) relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-U.S. Holders

A holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on interest payments on the Notes, provided that the Non-U.S. Holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a Non-U.S.

Holder and provides its name and address or otherwise satisfies applicable documentation requirements and the payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment). Any gain realized on the sale of Notes by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding tax unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, where a tax treaty applies, is attributable to a United States permanent establishment), or in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding or information reporting with respect to payments of interest on the Notes if the Non-U.S. Holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments.

U.S. Federal Estate Tax

A Note beneficially owned by a non-U.S. Holder who at the time of death is neither a resident nor citizen of the U.S. should not be subject to U.S. federal estate tax.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, US$                 principal amount of Notes (                 Notes) at US$1,000 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at market prices prevailing at the time of sale or at prices otherwise negotiated and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of not more than US$12.50 per Note. Citigroup Global Markets may allow, and these dealers may re-allow, a concession of not more than US$12.50 per Note on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of US$12.50 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

To the extent the offer of any Notes is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”) before the date of publication of a valid prospectus in relation to the Notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require Citigroup Funding to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent or dealer has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent or dealer it is permitted under applicable laws and regulations. In so doing, the agent or dealer will not impose any additional obligations on Citigroup Funding.

The agent or dealer has represented and agreed that:

•

in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Citigroup Funding or Citigroup Inc.;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

•

it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•

it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Notes in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Notes; and

•

no Notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Notes acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code of Monétaire et Financier and applicable regulations thereunder; and that none of the pricing supplement, the prospectus supplement, the prospectus or any other offering materials relating to the Notes has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the “Securities and Futures Act” or the “Act”). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a “relevant person” (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been satisfied. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)	the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of the Act, or arises from an offer referred to in Section 275(1A) of the Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of the Act (in the case of a trust)

(ii)	no consideration is or will be given for the transfer; or

(iii)	the transfer is by operation of law.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer of Notes is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$             principal amount

Principal-Protected Notes

Linked to the

Consumer Price Index

Due                     , 2013

(US$1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                    , 2008

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)